Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Avalon Pharmaceuticals Inc.’s Amended and Restated 1999 Stock Plan and the Avalon Pharmaceuticals Inc.’s 2005 Omnibus Long-Term Incentive Plan of our report dated March 11, 2005, except for Note 14, as to which the date is August 30, 2005, with respect to the financial statements of Avalon Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-124565) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
October 3, 2005